Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 1995



                         TALLEY INDUSTRIES, INC.
          (Exact Name of Registrant as Specified in its Charter)


          Delaware                1-4778         86-0180396
(State or other jurisdiction  (Commission    (IRS Employer Identi-
      or incorporation)       File Number)      fication No.)


2702 North 44th Street, Phoenix, Arizona             85008
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code:  602-957-7711




(Former name or former address, if changed since last report)



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Item 5.  Other Events

     On June 27, 1995, the federal district court for the District of Arizona entered judgment against TRW Inc. and in favor of the Registrant in TRW Inc. v. Talley Industries, Inc., et al. The court dismissed, in their entirety, TRW's claims against the Registrant, while the jury reached a verdict in favor of the Registrant on its counterclaims against TRW, awarding the Registrant a total of $138 million. The award (which is in addition to (i) royalty payments of $24.4 million paid prior to the judgment and during the pendency of this action pursuant to an earlier preliminary injunction order, and (ii) attorneys' fees and recoverable costs relating to this litigation which the Registrant will seek to recover under the governing 1989 agreements) represents the jury's determination of the present value of the royalties that would otherwise have been paid to the Registrant by TRW post-judgment through April, 2001.

     The litigation in which this judgment was entered arose out of the 1989 agreements between TRW and the Registrant under which TRW acquired the Registrant's airbag business. The court dismissed TRW's claims that the Registrant had breached a non-compete provision of the 1989 agreements, by rendering services to competitors of TRW, and TRW thereby became entitled to terminate airbag royalty payments to the Registrant (which it purported to do in February 1994) and obtain a paid-up license to use the Registrant's airbag technology. The jury found in fact that TRW had improperly terminated and repudiated the 1989 license agreement, and that the Registrant had not defaulted under the license agreement.

     TRW has indicated its intention to appeal the judgment; if it does so, and if it is able to obtain a stay pending appeal, payment of the judgment to the Registrant would not be required unless and until the judgment is affirmed on appeal. The Registrant intends to seek an order requiring TRW to post a bond securing payment of the entire judgment and to continue to make quarterly payments in the amount of royalties that would be due under the 1989 license agreement. Upon affirmation of the judgment on appeal, TRW would be required to pay the judgment plus interest (which the court has ruled will accrue from June 27, 1995 at the rate specified by the 1989 license agreement - prime rate plus five percent), offset by any such ongoing quarterly royalty payments ordered by the court.

     The foregoing discussion is qualified in its entirety by the text of the judgment and the verdict, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

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     Certain other claims asserted by TRW and the Registrant
against each other are the subject of a separate action which remains pending. In that action, TRW has asserted that the airbag manufacturing plant included in the assets sold to TRW by the Registrant in 1989 failed to meet certain government requirements and industry standards, and that the associated real estate was insufficient to permit construction of certain additional facilities, in violation of the 1989 asset purchase agreement. The Registrant's claims against TRW include claims that TRW intentionally interfered with certain of its business relationships, failed to exert reasonable efforts to exploit the exclusive technology license granted to TRW by the Registrant in 1989 and denied the Registrant certain contractually provided audit rights. It is anticipated that these remaining claims will come to trial within the next six months.


Item 7.  Exhibits.

     (c)  Exhibits

          99.1 Judgment - In the United States District Court for the District of Arizona, TRW, Inc. Plaintiff/ Counterdefendant vs. Talley Industries, Inc., et al., Defendant/Counterclaimants, and Related Counterclaims and Interpleader, dated June 27, 1995

          99.2 Special Verdict Form - In the United States District Court for the District of Arizona, TRW, Inc. Plaintiff/Counterdefendant, vs. Talley Industries, Inc., Talley Defense Systems, Inc., Talley Automotive Products, Inc., Talley Manufacturing and Technology, Inc., and Universal Propulsion Company, Inc. - Defendant/ Counter-claimants, and Related Counterclaims and Interpleader, dated June 6, 1995


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                               SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.



                                     Talley Industries, Inc.
                                           (Registrant)


Date:  July 10, 1995          Mark S. Dickerson
                              Mark S. Dickerson, Vice President
                              and Secretary